EXHIBIT 99.1

P R E S S R E L E A S E

Vornado Releases 2022 Environmental, Social,
& Governance Report
New York City | April 10, 2023
NEW YORK…..VORNADO REALTY TRUST (NYSE: VNO) announced today that it released its 2022 Environmental, Social, & Governance (“ESG”) report.
This ESG report is Vornado's fourteenth consecutive annual report which highlights the Company's industry-leading accomplishments in sustainability and provides key metrics on the Company’s ESG priorities. Key ESG achievements include:
•Procured 100% renewable energy credits (RECs) for electricity directly managed by Vornado in the key markets in which we operate. These RECs include those sourced from hydroelectric, solar and wind facilities located in the States of New York and California.
•Achieved a 28% reduction in overall energy consumption across our in-service office portfolio, since 2009.
•Reached a 64% waste diversion rate this year across our in-service office portfolio against our 75% long-term target.
•Received multiple awards recognizing our continued industry leadership in sustainability including the 12th NAREIT Leader in the Light Award; Energy Star Partner of the Year with Sustained Excellence and Global “Sector Leader” for Diversified Office/Retail REITs in the Global Real Estate Sustainability Benchmark (GRESB), ranking #1 in the USA amongst peers. Overall, Vornado placed 3rd among 112 responding listed companies within the Americas.
•Launched community programming at THE PENN District through our Worklife program.
•Continued to focus on board refreshment with the appointment of Raymond J. McGuire to the Board of Trustees.

Our report, along with expanded information on Vornado’s ESG programs, can be found on the Company's website located at www.vno.com.
Vornado Realty Trust is a fully-integrated equity real estate investment trust.

Contact
Thomas J. Sanelli
(212) 894-7000

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Our future results, financial condition and business may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as "approximates," "believes," "expects," "anticipates," "estimates," "intends," "plans," "would," "may" or other similar expressions in this press release. We also note the following forward-looking statements: in the case of our development and redevelopment projects, the estimated completion date, estimated project cost, projected incremental cash yield, stabilization date and cost to complete; and estimates of future capital expenditures, dividends to common and preferred shareholders and operating partnership distributions. For a discussion of factors that could materially affect the outcome of our forward-looking statements and our future results and financial condition, see “Risk Factors” in Part I, Item 1A, of our Annual Report on Form 10-K for the year ended December 31, 2022. Currently, some of the factors are the increase in interest rates and inflation and the continuing effect of the COVID-19 pandemic on our business, financial condition, results of operations, cash flows, operating performance and the effect that these factors have had and may continue to have on our tenants, the global, national, regional and local economies and financial markets and the real estate market in general.
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